Exhibit 99.1

FOR IMMEDIATE RELEASE

FBR Funds Trustees Approve Hennessy Funds Merger

Novato, CA – June 25, 2012 Hennessy Advisors, Inc. (OTCBB:HNNA) is pleased to announce that the Board of Trustees of The FBR Funds trust has approved the reorganization of the FBR Funds into certain Hennessy Funds and has recommended that the FBR shareholders approve the plans of reorganization which will result in Hennessy Advisors, Inc. becoming the investment advisor to each of the former FBR Funds. The vote by The FBR Funds trustees moves this transaction one step closer to completion.

“The FBR Funds’ Board of Trustees carefully and thoroughly vetted the proposed transaction and agreed that the acquisition by Hennessy Advisors is in the best interests of our shareholders,” said David Ellison, President and Chief Investment Officer of FBR Fund Advisers. The sale has also gained approval from the Board of Directors of FBR & Co., the Board of Directors of Hennessy Advisors, Inc. as well as the Board of Directors of Hennessy Funds. The transaction, while subject to regulatory review and the approval of The FBR Funds’ shareholders, is expected to be completed in October, 2012.

“I want to thank the Board of FBR Funds for their vote of confidence, and I look forward to providing a great new home for these shareholders,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors. “We are thrilled to welcome FBR’s stellar portfolio management team, led by Dave Ellison, and their expert sales and distribution team, led by Russ Parker, to the Hennessy family of employees. There is great synergy between our firms and the addition of Dave, Russ and their staffs will significantly strengthen our team,” he added.

“I am excited about the integration of the FBR Funds into the Hennessy Funds and believe Hennessy’s sole commitment to the asset management business will benefit our clients greatly,” said Russell Parker, CIMA, Chief Marketing & Distribution Officer for the FBR Funds. “Shareholders will have a greater number of disciplined, high-quality mutual funds to choose from, and I am confident that our financial advisor and institutional partners will benefit from increased intermediary support and additional, compelling solutions,” he noted.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining proven stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Contact Information:
Tania Kelley	Melissa Murphy
Hennessy Advisors, Inc.	Sunstar Strategic
Phone: 800-966-4354, 415-899-1555	703-894-1056
tania@hennessyfunds.com	mmurphy@sunstarstrategic.com

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts. Forward-looking statements are beyond the ability of Hennessy Advisors to control and, in many cases, Hennessy Advisors cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Among other risks and uncertainties is the ability of Hennessy Advisors to successfully manage and distribute the FBR Funds. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and Hennessy Advisors assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the FBR Funds. In soliciting shareholder approval of the transactions, the Hennessy Funds and the FBR Funds and their respective trustees, Hennessy Advisors and FBR Fund Advisers may be deemed to be participants in the solicitation. Information about the trustees of the Hennessy Funds may be found in its 2011 Annual Report filed with the SEC on January 6, 2012 and Statement of Additional Information filed with the SEC on February 28, 2012. Information about the trustees of the FBR Funds may be found in its 2011 Annual Report filed with the SEC on January 6, 2012 and Statement of Additional Information filed with the SEC on February 29, 2012. Shareholders of the FBR Funds should read the prospectus/proxy statement and proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The prospectus/proxy statement and proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.